Exhibit 24.4

POWER OF ATTORNEY

     THE UNDERSIGNED director of Bank of Granite Corporation (the “Company”) hereby appoints John A. Forlines, Jr. and Kirby A. Tyndall and each of them singly, as the undersigned’s lawful agent and attorney-in-fact, with full power of substitution and resubstitution, for and on behalf and in the name of the undersigned, to execute and file with the Securities and Exchange Commission (the “Commission”) (i) a registration statement on Form S-8 pursuant to the Securities Act of 1933, as amended (the “Act”), for the purpose of registering 182,695 shares of the Company’s common stock, $1.00 par value per share (“Common Stock”), to be issued upon the exercise of options granted under the Bank of Granite/First Commerce Corporation Omnibus Stock and Incentive Plan, the Bank of Granite/First Commerce Bank 1997 Incentive Stock Option Plan, and the Bank of Granite/First Commerce Bank 1997 Nonqualified Stock Option Plan for Directors (the “Plans”), (ii) any and all amendments, including post-effective amendments, and exhibits to such registration statements, and (iii) any and all applications or other documents to be filed with the Commission or otherwise pertaining to such registration statements or amendments, with full power and authority to take or cause to be taken all other actions that in the judgment of such appointed person(s) may be necessary or appropriate to effect the registration under the Act of the shares of the Company’s Common Stock offered or to be offered pursuant to the Plans.

     EXECUTED on the 15th day of August, 2003.

/s/ Charles M. Snipes

Charles M. Snipes